UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2012

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 200

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2012, the Board of Directors (the “Board”) of BSQUARE Corporation (the “Company”), upon the recommendation of the Governance and Nominating Committee of the Board, elected Andrew Harries to the Board, effective immediately. Mr. Harries will serve in the class of directors whose term of office expires at the Company’s 2014 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Harries was also appointed to the Compensation Committee of the Board in connection with his election.

In accordance with the Company’s compensation plan for non-employee directors, Mr. Harries is entitled to receive annual cash fees of $30,000 for his service on the Board and $5,000 for his service on the Compensation Committee, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings, payable quarterly. In connection with his election to the Board, Mr. Harries, as a non-employee director, was granted an option under the Company’s Fourth Amended and Restated Stock Plan to purchase up to 25,000 shares of the Company’s Common Stock at an exercise price equal to the closing price on the date of grant. The date of grant was November 13, 2012 and accordingly the exercise price is $2.78 per share. The option vests quarterly over two years. In addition, on the earlier of the day of the annual meeting of the Company’s shareholders or the last trading day of the Company’s second fiscal quarter, Mr. Harries, as a non-employee director, is entitled to receive an annual restricted stock unit award, with the number of underlying shares of Common Stock determined by dividing $50,000 by the Company’s closing stock price on the date of grant, and which will vest quarterly over one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: November 15, 2012	By:	/s/ Scott C. Mahan
Scott C. Mahan
Senior Vice President, Operations and Chief Financial Officer